Exhibit 1

Agreement

The undersigned agree that this Schedule 13D/A, dated September 5, 2012, relating to Common Stock, $0.01 par value, of Presstek, Inc. is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

DATE	September 5, 2012

IAT REINSURANCE COMPANY LTD.

/s/ Marguerite R. Gorman, attorney in fact
Peter R. Kellogg, President & CEO

/s/ Marguerite R. Gorman, attorney in fact
Peter R. Kellogg